UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report:  March 29, 2007

Date of earliest event reported:  March 27, 2007

NORTHWEST AIRLINES CORPORATION

(Debtor-in-Possession)

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota	55121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On March 27, 2007, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved the Equity Commitment Agreement dated February 12, 2007 (the “ECA”) among Northwest Airlines Corporation (the “Company”), together with Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of the Company, as guarantor, and JP Morgan Securities Inc. (“JP Morgan”), pursuant to which, among other things, JP Morgan will backstop a rights offering  (the “Rights Offering”) to creditors of the Company, Northwest and certain of their direct and indirect subsidiaries (collectively, the “Debtors”), which are debtors-in-possession in a case being jointly administered by the Bankruptcy Court as “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Case”). The Company will raise a total of $750 million in new capital through the sale of 27,777,778 shares of new common stock pursuant to the Rights Offering and JP Morgan’s commitments under the ECA.

On February 15, 2007, the Debtors filed their First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended or supplemented, the “Plan”). Under the Plan, eligible holders of allowed unsecured claims in the Bankruptcy Case as of the record date fixed by the Bankruptcy Court for participation in the Rights Offering will be offered the opportunity to purchase up to their pro rata share of 23,611,111 shares of new common stock of the Company, subject to reduction, as described below, at a purchase price of $27 per share. In addition, in the event that eligible unsecured creditors receiving subscription rights decline to exercise those rights (or fail to do so in a manner that complies with the Plan), the remaining rights will be allocated to those eligible unsecured creditors wishing to subscribe for up to two times their original subscription rights, pro rata, until all over subscription requests have been filled, subject to the availability of additional shares. The total new equity intended to be raised by the Rights Offering to eligible unsecured creditors is $637.5 million.

To ensure that the Debtors raise the full amount of $637.5 million in connection with the Rights Offering, the ECA provides that JP Morgan will purchase any unsubscribed shares on the closing of the Rights Offering, for the subscription purchase price of $27 per share (the “Underwriting Commitment”).  In addition, the ECA provides that JP Morgan will purchase, for the same subscription purchase price of $27 per share, 4,166,667 additional shares of new common stock, for a total of $112.5 million (the “Purchased Shares” and together with the shares purchased pursuant to the Underwriting Commitment, the “ECA Shares”) on the closing date of the Rights Offering. In connection with the ECA, JP Morgan has entered into the Syndication Agreement dated February 12, 2007, with certain investors (the “Syndicate Members”) who may purchase certain of the shares being sold to JP Morgan under the ECA either from JP Morgan or directly from the Company.  The Debtors also have agreed to enter into a registration rights agreement, which will provide that all shares of new common stock acquired pursuant to the ECA by JP Morgan and the Syndicate Members and all shares of new common stock acquired by JP Morgan and the Syndicate Members pursuant to the Plan, to the extent such shares are required to be registered in connection with their resale, will be registered under the Securities Act of 1933. The ECA provides that the Company reserves the right to sell up to $150 million of new common stock in private equity investments upon terms and conditions to be approved by the Bankruptcy Court upon notice at a hearing.

The closing of the Rights Offering and any share purchase under the ECA are conditioned on the effectiveness of the Plan.

The ECA provides for certain fees to be paid by the Company to JP Morgan, including a backstop fee of 2.75% of the potential investment, or $20,625,000. Two additional fees of .25% each of the anticipated proceeds may be due if the 30th day following commencement of the Rights Offering does not occur by May 15, 2007 or June 1, 2007, respectively.  In addition, the Debtors also have agreed to reimburse or pay certain expenses incurred by JP Morgan and the Syndicate Members with respect to the Rights Offering. In addition, the Debtors have agreed to provide to JP Morgan and the Syndicate Members, their respective affiliates and their respective officers, directors, employees, agents and controlling persons a release and exculpation from any liability for participation in the transactions contemplated hereby to the fullest extent permitted under applicable law. The Debtors also will indemnify such parties from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such party may become subject arising out of or in connection with the transactions contemplated hereby, and any related fees and expenses, except to the extent such losses, claims or damages result from bad faith, gross negligence or willful misconduct.

The ECA will terminate automatically if certain conditions are not met, including if certain of the transactions contemplated by the ECA have not occurred by June 30, 2007.  JP Morgan may terminate the ECA if certain conditions have not been met, including if the backstop fee has not been paid by the first business day after the tenth day following the entry of the order approving the ECA.  If the Debtors terminate the ECA at any time prior to the entry of the Bankruptcy Court order approving the ECA, or should the Bankruptcy Court not approve the transactions contemplated by the ECA, JP Morgan is entitled to a 1% fee of $7,500,000.

The Company and its affiliates have other commercial relationships with JP Morgan and may have other commercial relationships with certain of the Syndicate Members.  From time to time, JP Morgan has provided investment banking and advisory services for, and furnished financing services to the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By: /s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  March 29, 2007